CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of XCL Ltd. on Form S-3 (File Nos. 33-41458 and 33-83122) and on Form S-8 (File No. 33-62956)
of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated April 11, 1996, on our audits of the consolidated financial statements and financial statement schedule of XCL Ltd. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, which report is included in this Annual Report on Form 10-K.



                                   COOPERS & LYBRAND L.L.P.


New Orleans, Louisiana
April 11, 1996